Exhibit 5.1
[Letterhead of BLG]
November 3, 2006
NACG Holdings Inc.
Zone 3, Acheson Industrial Area
2-53016 Highway 60
Acheson, Alberta T7X 5A7
ATTN: VINCE GALLANT
VICE PRESIDENT, CORPORATE
Dear Sirs, Mesdames:
We have acted as special counsel to NACG Holdings Inc., a corporation organized under the federal laws of Canada (including the entity to result from the amalgamation of NACG Holdings Inc., NACG Preferred Corp. and North American Energy Partners Inc., the “Company”), in connection with the Company’s initial public offering of common shares in the capital of the Company to result in gross proceeds to the Company of up to US$ 250,000,000 (the “Company Shares”) to be issued and sold by the Company to the underwriters (the “Underwriters”) named in the Underwriting Agreement to be entered into by and among the Company, the Selling Shareholders named therein, and the Underwriters (the “Underwriting Agreement”).
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”).
The opinions expressed below are confined to the laws of the Province of Ontario and the federal laws of Canada applicable in such province.
In connection with this opinion, we have examined (i) the registration statement on Form F-1 filed by the Company under the Securities Act on July 21, 2006, and Amendment No. 1 thereto filed on September 8, 2006, Amendment No. 2 thereto filed on October 12, 2006, Amendment No. 3 thereto filed on October 23, 2006 and Amendment No. 4 thereto filed on November 3, 2006 (such registration statement, as so amended being hereinafter referred to as the “Registration Statement”), (ii) the form of Underwriting Agreement filed as an exhibit to the Registration Statement, (iii) the articles of the Company in effect on the date hereof, as certified by an Officer of the Company; (iv) the Bylaws of the Company in effect on the date hereof, as certified by an Officer of the Company; and (v) resolutions of the Board of Directors of the Company, relating to the offering of the Company Shares and related matters, and related matters as well as such records and documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion.
On the basis of such examination, we advise you that in our opinion the Company Shares have been duly and validly authorized and, when issued and paid for in accordance with resolutions duly adopted by the Board of Directors of the Company, will be duly and validly issued, fully paid and non-assessable.
The opinion expressed herein is as of the date hereof. This opinion is strictly limited to the matters stated herein, and no other or more extensive opinion is intended, implied or to be